Exhibit 99.1

NEWS RELEASE

October 21, 2010

NCR announces third quarter results

•	Q3 2010 operational results above expectations; GAAP EPS from continuing operations of $0.48 per diluted share; non-GAAP EPS(1) from continuing operations of $0.46 per diluted share

•	Revenues increased 6% year over year; Orders up 7% versus the prior year

•	NCR buys back approximately 1.5 million shares in Q3 under our share repurchase program

•	NCR raises full year 2010 earnings guidance

DULUTH, Georgia – NCR Corporation (NYSE: NCR) reported financial results today for the three months ended September 30, 2010. Reported revenue of $1.21 billion increased 6 percent from the third quarter of 2009 and included a 1 percent negative impact from foreign currency translation.

NCR reported third quarter income from continuing operations (attributable to NCR) of $78 million, or $0.48 per diluted share, compared to income from continuing operations (attributable to NCR) of $15 million, or $0.09 per diluted share, in the third quarter of 2009. Income from continuing operations (attributable to NCR) in the third quarter of 2010 included $50 million of pension expense ($33 million or $0.20 per diluted share, after-tax), $39 million ($0.24 per diluted share) of income tax benefit due to the release of a valuation reserve related to our Japanese subsidiary, and $6 million ($3 million or $0.02 per diluted share, after-tax) of incremental costs directly related to the relocation of the Company’s global headquarters. Income from continuing operations (attributable to NCR) for the third quarter of 2009 included $41 million of pension expense ($30 million or $0.19 per diluted share, after-tax), an investment impairment charge of $17 million ($11 million or $0.07 per diluted share, after-tax) and $6 million in litigation charges ($4 million or $0.02 per diluted share, after-tax). Excluding these items, non-GAAP income from continuing operations(1) in the third quarter of 2010 was $0.46 per diluted share compared to $0.37 in the prior year period.

“The entire NCR team executed at a high level during the third quarter and we are on track to deliver growth for the full year,” said Bill Nuti, Chairman and Chief Executive Officer. “We generated solid growth in orders, revenue and non-pension operating income in the third quarter and have entered the fourth quarter with momentum across our businesses. Our core financial and retail businesses have further stabilized and our multi-channel self-service technologies continue to gain mindshare and market penetration. Looking ahead, we believe our focus on generating profitable revenue growth, striving for best-in-class cost structure, and fulfilling our ongoing commitment to innovation all combine to position NCR to benefit as the economic recovery continues and the consumer self-service revolution accelerates.”

Third Quarter 2010 Highlights

Financial highlights – In the Europe/Middle East/Africa (EMEA) region, revenue grew 10 percent from the third quarter of 2009 due to a higher volume of product and services sales in the financial, retail and hospitality industries. Growth in the EMEA region was negatively impacted 7 percent due to foreign currency translation.

In the Asia-Pacific-Japan (APJ) region, revenue increased 5 percent as compared to the prior year due to higher product revenues in North Asia Pacific and higher service revenues in South Asia Pacific, both within the financial services industry. Foreign currency translation positively impacted APJ revenues by 6 percent.

Revenue increased 4 percent in the Americas region over the prior year period due to growth in the retail and hospitality and entertainment industries. These increases were partially offset by decreases in the financial services industry. Foreign currency translation positively impacted revenues by 1 percent.

Income from operations was $34 million in the third quarter of 2010, which included $50 million of pension expense and $6 million of incremental costs directly related to the Company’s headquarters relocation. This compares to $29 million in income from operations in the third quarter of 2009, which included $41 million of pension expense. Excluding these items, non-GAAP income from operations(2) was $90 million in the third quarter of 2010 compared to $70 million in the third quarter of 2009, reflecting year-over-year growth of 29 percent.

NCR had income tax benefit of $45 million in the third quarter of 2010 compared to $12 million of income tax benefit in the third quarter of 2009. The increased income tax benefit was primarily due to the release of a valuation reserve in Japan. NCR expects its full year 2010 effective income tax rate to be approximately 27 percent.

NCR used $48 million of cash from operating activities during the third quarter of 2010, as compared to generating $59 million in cash from operating activities in the year-ago period. Third quarter 2010 cash from operating activities was negatively impacted by changes in working capital due primarily to an increase in accounts receivable related to higher sales, as well as increased inventory levels associated with planned revenue roll outs in the fourth quarter of 2010. Net capital expenditures increased to $69 million in the third quarter of 2010 from $53 million in the year-ago period, primarily due to investments in the entertainment business. Discontinued operations yielded $6 million of positive cash flow in the third quarter of 2010 versus $8 million of cash used in the third quarter of 2009. Free cash flow (cash from operating activities and discontinued operations related to the Fox River environmental matter, less capital expenditures and additions to capitalized software)(3) was negative $111 million in the third quarter of 2010, compared to negative $2 million in the third quarter of 2009. NCR expects the change in working capital will improve significantly in the fourth quarter, as the increase in the third quarter was primarily related to timing issues. NCR continues to expect break even free cash flow for the 2010 full year.

NCR ended the quarter with $360 million in cash and cash equivalents, an $87 million decrease from the $447 million balance as of June 30, 2010. During the third quarter of 2010, the Company spent $20 million to repurchase approximately 1.5 million shares of NCR common stock. As of September 30, 2010, NCR had a debt balance of $10 million. NCR contributed approximately $63 million to its international and executive pension benefit plans during the first nine months of 2010 and expects to contribute approximately $110 million for the full year. The Company’s global pension plans were underfunded by approximately $1.0 billion as of December 31, 2009.

Business highlights – The following are NCR’s third quarter business highlights across its industry offerings.

In the financial business, NCR began installing its Solidcore Suite for APTRA™across Unicredit Bank’s entire multivendor ATM network in its branches across Russia. Solidcore for APTRA™ is a multivendor ATM software security solution designed to protect ATMs from insider attacks by offering real-time centralized management that prohibits the introduction of unauthorized code.

Barclays Bank PLC selected NCR to provide outsourced management and maintenance services for its U.K. network of 550 remote and host-operated ATMs. Under the two-year agreement, NCR will be responsible for delivering a complete managed services solution which includes helpdesk services, incident management, first- and second-line maintenance and co-managing cash replenishment services.

NCR further enhanced its offerings for the retail market by launching two new compact point-of-sale (POS) terminals that feature innovative and unique designs: the NCR RealPOS™ 40 and the NCR RealPOS™ 60. These new terminals deliver outstanding value to retailers through high performance, greater energy efficiency and more compact size.

Hudson’s Bay Company, Canada’s largest diversified general merchandise retailer and provider of Canada’s largest gift registry, deployed NCR’s SelfServ™ 60 kiosk systems in-store at Bay and Home Outfitter locations across the country. Hudson’s Bay customers will benefit from the increased versatility, improved speed, enhanced graphics and superior monitors of the SelfServ™ 60 system.

Big Y Foods completed its initial deployment of automated deli ordering kiosks powered by NCR’s self-service technology. Now featured in 18 Big Y stores throughout New England, each Big Y deli kiosk uses the NCR Netkey deli ordering application and select kiosks run on NCR EasyPoint™ Advantage kiosk hardware.

In China, Shandong New Beiyang Info-Tech Co., Ltd. (SNBC) recently signed an intellectual property license agreement with NCR that permits SNBC to utilize NCR’s 2ST™ two-sided printing technology. This technology improves the efficiency of the printing process by allowing simultaneous printing on both the front and back side of a receipt (or other media), reducing paper consumption, while optimizing productivity and lowering costs.

NCR continued to advance its entertainment kiosk strategy during the quarter. Together with MOD Systems, NCR is installing Download2Go digital kiosks at 20 InMotion entertainment stores in 12 U.S. airports. Download2Go kiosks offer consumers the first opportunity to purchase or rent digital movies in GreenPlay format by transferring content to portable SD cards where it can be watched on Windows-enabled PCs, along with a growing number of consumer electronics devices. In addition to digital movies, consumers will be able to download television shows to SD cards, and music tracks and albums to flash drives and directly to MP3 players.

2010 Outlook

As previously disclosed, NCR expects full-year 2010 revenues to increase in the range of 2 to 5 percent on a constant currency basis compared with 2009. Including the continuing investment in its entertainment portfolio, the Company now expects its full-year 2010 Income from Operations (GAAP) to be in the range of $92 million to $102 million, Non-

pension operating income (NPOI)(2) to be in the range of $325 million to $335 million, GAAP diluted earnings per share from continuing operations (attributable to NCR) to be in the range of $0.65 to $0.73, and non-GAAP diluted earnings per share from continuing operations (attributable to NCR) excluding pension expense(1) to be in the range of $1.42 to $1.50 per diluted share. The 2010 non-GAAP EPS guidance excludes estimated pension expense of approximately $215 million (approximately $151 million after-tax) compared to actual pension expense of $159 million ($108 million after-tax) in 2009. NCR expects its full year 2010 effective income tax rate to be approximately 27 percent.

	Current 2010 Guidance	Prior 2010 Guidance	2009 Actual
Year-over-year revenue (constant currency)	2% - 5%	2% - 5%	(12%)
Income from Operations (GAAP)	$92 - $102 million	$83 - $103 million	$97 million
Non-pension operating income(2)	$325 - $335 million	$310 - $330 million	$284 million
Diluted earnings per share from continuing operations (attributable to NCR) (GAAP)	$0.65 - $0.73	$0.36 - $0.46	$0.36
Diluted earnings per share from continuing operations (attributable to NCR) excluding pension expense (non-GAAP)(1)	$1.42 - $1.50	$1.35 - $1.45	$1.27

The company expects fourth quarter 2010 pension expense of approximately $59 million (approximately $45 million after-tax) compared to actual pension expense of $41 million ($24 million after-tax) in the fourth quarter of 2009. The Company expects fourth quarter 2010 non-pension operating income (2) to be in the range of $104 million to $114 million, compared to $108 million in the fourth quarter of 2009. NCR estimates its fourth quarter 2010 effective tax rate to be in the range of 25 to 30 percent.

2010 Third Quarter Earnings Conference Call

A conference call is scheduled today at 4:30 p.m. (EST) to discuss the company’s 2010 third quarter results and guidance for full-year 2010. Access to the conference call, as well as a replay of the call, is available on NCR’s Web site at http://investor.ncr.com/.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a global technology company leading how the world connects, interacts and transacts with business. NCR’s assisted- and self-service solutions and comprehensive support services address the needs of retail, financial, travel, healthcare, hospitality, entertainment, gaming and public sector organizations in more than 100 countries. NCR (www.ncr.com) is headquartered in Duluth, Georgia.

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NCR is a trademark of NCR Corporation in the United States and other countries.

News Media Contact

Cameron Smith

NCR Corporation

770-623-7998

Cameron.smith@ncr.com

Investor Contact

Gavin Bell

NCR Corporation

212.589.8468

gavin.bell@ncr.com

Reconciliation of Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (GAAP) to Non-GAAP Measures

	Q3 2010 Actual	Q3 2009 Actual	Current 2010 Guidance	Prior 2010 Guidance	FY 2009 Actual
Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (GAAP)	$0.48	$0.09	$0.65-$0.73	$0.36-$0.46	$0.36

Global headquarters relocation	(0.02)	—	(0.07)	(0.05)	(0.02)
Japanese subsidiary valuation reserve	0.24	—	0.24	—	—
Pension Expense	(0.20)	(0.19)	(0.94)	(0.94)	(0.68)
Equity investment impairment charge	—	(0.07)	—	—	(0.19)
Litigation charge	—	(0.02)	—	—	(0.02)

Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (non-GAAP) (1)	$0.46	$0.37	$1.42-$1.50	$1.35-$1.45	$1.27

Reconciliation of Income from Operations (GAAP) to Non-GAAP Measures (in millions)

	Q3 2010 Actual	Q3 2009 Actual	Q4 2010 Guidance	Q4 2009 Actual	Current 2010 Guidance	Prior 2010 Guidance	FY 2009 Actual
Income from Operations (GAAP)	$34	$29	$45-$55	$39	$92-$102	$83-$103	$97

Global headquarters relocation	$6	—	—	$6	$18	$12	$6
Pension expense	$50	$41	$59	$41	$215	$215	$159
Charges related to equity investment	—	—	—	$22	—	—	$22

Non-pension Operating Income (non-GAAP) (2)	$90	$70	$104-$114	$108	$325-$335	$310-$330	$284

Free Cash Flow

	For the Periods Ended September 30
	(in millions)

	Three Months		Nine Months
	2010	2009	2010	2009
Net cash (used in) provided by operating activities (GAAP)	($48)	$59	$61	$150

Less capital expenditures for:
Property, plant and equipment, net of grant reimbursements	(54)	(39)	(130)	(68)
Capitalized software	(15)	(14)	(43)	(46)

Total capital expenditures, net	(69)	(53)	(173)	(114)
Net cash provided by (used in) discontinued operations (related to the Fox River environmental matter)	6	(8)	6	(34)

Free cash (used) flow (non-GAAP)(3)	($111)	($2)	($106)	$2

(1)	NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. However, the company believes that certain non-GAAP measures found in this release are useful for investors. NCR’s management evaluates the company’s results excluding certain items to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. In addition, management uses earnings per share excluding these items to manage and determine effectiveness of its business managers and as a basis for incentive compensation. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.
(2)	The segment results included in Schedule B and non-GAAP income from operations discussed in this earnings release exclude the impact of pension expense and certain items. NCR’s management evaluates the company’s results excluding certain items to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.
(3)

NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations related to the Fox River environmental matter less capital expenditures for property, plant and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and, therefore, NCR’s definition may differ from other companies’ definitions of this measure. NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities determined in accordance with GAAP.

Note to investors – This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include those relating to: the uncertain economic climate, in particular the current global economic conditions, which could impact the ability of our customers to make capital expenditures thereby affecting their ability to purchase our products, and continued consolidation in the financial services sector, which could impact our business by reducing our customer base; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-service technologies), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; the effect of currency translation; short product cycles, rapidly changing technologies and maintaining a competitive leadership position with respect to our solution offerings; tax rates; ability to execute our business and reengineering plans, including potential impact from our transition from a business unit to functional organizational model; turnover of workforce and the ability to attract and retain skilled employees, especially in light of continued cost-control measures being taken by the company and the relocation of our corporate headquarters; availability and successful exploitation of new acquisition and alliance opportunities; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended September 30
	Three Months		Nine Months
	2010	2009	2010	2009
Revenue

Products	$600	$541	$1,655	$1,539
Services	607	594	1,758	1,728

Total revenue	1,207	1,135	3,413	3,267

Cost of products	475	433	1,321	1,226
Cost of services	486	478	1,414	1,404

Total gross margin	246	224	678	637
% of Revenue	20.4%	19.7%	19.9%	19.5%

Selling, general and administrative expenses	173	159	514	474
Research and development expenses	39	36	117	105

Income from operations	34	29	47	58
% of Revenue	2.8%	2.6%	1.4%	1.8%

Interest expense	—	—	1	10
Other (income) expense, net	(1)	24	(2)	28

Total other (income) expense, net	(1)	24	(1)	38

Income before income taxes and discontinued operations	35	5	48	20
% of Revenue	2.9%	0.4%	1.4%	0.6%

Income tax benefit	(45)	(12)	(35)	(1)

Income from continuing operations	80	17	83	21
Income from discontinued operations, net of tax	5	—	16	6

Net income	85	17	99	27

Net income attributable to noncontrolling interests	2	2	4	4

Net income attributable to NCR	$83	$15	$95	$23

Amounts attributable to NCR common stockholders:
Income from continuing operations	$78	$15	$79	$17
Income from discontinued operations, net of tax	5	—	16	6

Net income	$83	$15	$95	$23

Net income per share attributable to NCR common stockholders:

Net income per common share from continuing operations
Basic	$0.49	$0.09	$0.49	$0.11

Diluted	$0.48	$0.09	$0.49	$0.11

Net income per common share
Basic	$0.52	$0.09	$0.59	$0.14

Diluted	$0.51	$0.09	$0.59	$0.14

Weighted average common shares outstanding
Basic	160.1	159.0	160.1	158.7
Diluted	161.5	160.2	161.4	159.8

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME SUMMARY

(Unaudited)

(in millions)

	For the Periods Ended September 30
	Three Months			Nine Months
			% Change			% Change
	2010	2009		2010	2009
Revenue by segment

Americas	$535	$514	4%	$1,514	$1,478	2%

EMEA	429	390	10%	1,213	1,160	5%

APJ	243	231	5%	686	629	9%

Consolidated revenue	$1,207	$1,135	6%	$3,413	$3,267	4%

Gross margin by segment

Americas	$121	$103		$332	$283
% of Revenue	22.6%	20.0%		21.9%	19.1%

EMEA	98	94		282	283
% of Revenue	22.8%	24.1%		23.2%	24.4%

APJ	55	50		150	138
% of Revenue	22.6%	21.6%		21.9%	21.9%

Total - segment gross margin	$274	$247		$764	$704

% of Revenue	22.7%	21.8%		22.4%	21.5%

Selling, general and administrative expenses	150	145		445	435
Research and development expenses	34	32		98	93

Non-GAAP income from operations	$90	$70		$221	$176

Pension expense	(50)	(41)		(156)	(118)

Other adjustments (1)	(6)	—		(18)	—

Income from operations	$34	$29		$47	$58

(1)	Other adjustments in 2010 included incremental costs of $6 million for the three months ended September 30, 2010 and $18 million for the nine months ended September 30, 2010 directly related to the relocation of the Company's worldwide headquarters.

Schedule C

NCR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	September 30 2010	June 30 2010	December 31 2009
Assets
Current assets
Cash and cash equivalents	$360	$447	$451
Accounts receivable, net	957	879	896
Inventories, net	815	729	686
Other current assets	354	294	266

Total current assets	2,486	2,349	2,299

Property, plant and equipment, net	410	392	356
Goodwill	101	99	100
Prepaid pension cost	272	249	244
Deferred income taxes	618	596	617
Other assets	431	440	478

Total assets	$4,318	$4,125	$4,094

Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$—	$—	$4
Accounts payable	567	546	557
Payroll and benefits liabilities	173	153	125
Deferred service revenue and customer deposits	348	345	329
Other current liabilities	373	326	367

Total current liabilities	1,461	1,370	1,382

Long-term debt	10	10	11
Pension and indemnity plan liabilities	1,248	1,215	1,268
Postretirement and postemployment benefits liabilities	327	351	355
Income tax accruals	144	158	165
Environmental liabilities	269	281	279
Other liabilities	42	31	42

Total liabilities	3,501	3,416	3,502

Stockholders' equity
NCR stockholders’ equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding at September 30, 2010, June 30, 2010 and December 31, 2009, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 159.2, 160.4, and 159.6 shares issued and outstanding at September 30, 2010, June 30, 2010, and December 31, 2009, respectively	2	2	2
Paid-in capital	271	282	270
Retained earnings	1,896	1,813	1,801
Accumulated other comprehensive loss	(1,386)	(1,419)	(1,509)

Total NCR stockholders’ equity	783	678	564
Noncontrolling interests in subsidiaries	34	31	28

Total stockholders’ equity	817	709	592

Total liabilities and stockholders’ equity	$4,318	$4,125	$4,094

Schedule D

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended September 30
	Three Months		Nine Months
	2010	2009	2010	2009
Operating activities
Net income	$85	$17	$99	$27

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Income from discontinued operations	(5)	—	(16)	(6)
Depreciation and amortization	36	35	101	95
Stock-based compensation expense	6	(1)	15	11
Deferred income taxes	(58)	(23)	(63)	(32)
Gain on sale of property, plant, and equipment	(6)	(3)	(6)	(5)
Impairment of equity investments and related assets	—	17	—	22
Changes in assets and liabilities:
Receivables	(78)	10	(43)	71
Inventories	(85)	(16)	(128)	(12)
Current payables and accrued expenses	62	28	63	(62)
Deferred service revenue and customer deposits	2	(37)	19	27
Employee severance and pension	19	15	79	40
Other assets and liabilities	(26)	17	(59)	(26)

Net cash (used in) provided by operating activities	(48)	59	61	150

Investing activities
Grant reimbursements from capital expenditures	1	—	5	—
Expenditures for property, plant and equipment	(55)	(39)	(135)	(68)
Proceeds from sales of property, plant and equipment	38	4	38	4
Additions to capitalized software	(15)	(14)	(43)	(46)
Other investing activities, business acquisitions and divestitures, net	(8)	—	(8)	(12)

Net cash used in investing activities	(39)	(49)	(143)	(122)

Financing activities
Purchase of Company common stock	(20)	—	(20)	(1)
Short-term borrowings, net	—	—	(4)	—
Repayment of senior unsecured notes	—	—	—	(300)
Repayment of long-term debt	—	—	(1)	—
Payments on revolving credit facility	—	—	—	(30)
Borrowings on revolving credit facility	—	—	—	30
Proceeds from employee stock plans	4	2	7	6

Net cash (used in) provided by financing activities	(16)	2	(18)	(295)

Cash flows from discontinued operations
Net cash (used in) provided by operating activities	6	(8)	6	(34)

Effect of exchange rate changes on cash and cash equivalents	10	8	3	9

(Decrease) increase in cash and cash equivalents	(87)	12	(91)	(292)
Cash and cash equivalents at beginning of period	447	407	451	711

Cash and cash equivalents at end of period	$360	$419	$360	$419